EXHIBIT 99.1

Social Reality Launches Social Media Platform GroupAd 3.0

Press Release: Social Reality, Inc. –

Los Angeles, CA.—Social Reality, Inc. (OTCBB: SCRI), an Internet advertising and platform technology company that provides tools to automate the digital advertising market, today announced the launch of the latest version of its GroupAd platform.

GroupAd is a social media management platform that allows brands to identify and reward brand advocates. Brands may select from a library of pre-created applications that run on mobile devices, on a brand’s website and or on a brand’s Facebook Fan Page. After choosing an application from the GroupAd library, the brand has the opportunity to attach a rewards program or a charity program to its campaign in order to drive engagement. GroupAd’s state-of-the-art dashboard offers deep insight into the brand’s advocates and provides a tool to reach these consumers. Brands and agencies can launch their applications by visiting http://www.Groupad.com.

“GroupAd 3.0 is beautiful and we could not be more proud of the technology team. We are excited to start selling the platform to brands and agencies and look forward to this contributing to our revenue growth for the remainder of this year and beyond,” said Christopher Miglino, Social Reality’s Chairman and CEO.

About Social Reality, Inc.

Social Reality, Inc. is an Internet advertising company that provides tools that automate the digital advertising market. The company has built technologies and leveraged partner technologies that service social media and the Real-Time Bidding (RTB) markets. For more information, please visit www.socialreality.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involved certain risks. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, , our ability to sustain our revenue growth, our ability to report profitable operations, risks associated loss of access to RTB inventory buyers and the new and untested technologies we are deploying, changes in our business, changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2013. All forward looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements, many of which are generally outside of the control of Social Reality and are difficult to predict. Social Reality assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Social Reality, Inc.

Christopher Miglino, CEO

chris@socialreality.com

323-283-8505